Exhibit 99.1

Tanke Biosciences Corporation

September 30, 2013

Mr. Guixiong Qiu, CEO
Chairman of the Board of Directors
Tanke Biosciences Corporation

Dear Mr. Qiu,

It is with most regret that I hereby submit my resignation as Chief Financial Officer of Tanke Biosciences Corporation, effectively immediately. It was a difficult decision as I enjoyed working with you and my colleagues at Tanke. However, at this stage of my career, I have to choose the most appropriate path for me to pursue and I believe I have found one.

I want to express my most sincere gratitude to you for allowing me the opportunity to serve Tanke in this role for the past two years. I learned a great deal from you and others that I worked with. It was a precious personal and professional experience for me. Tanke is a company with great potential and I am confident it will continue to succeed.

With your permission, I will be happy to assist the third quarterly reports (10-Q) and transition my duties to whomever you designate. After that, I will make myself available as much as I can to answer any questions.

Warmest regards,

/s/ Gilbert Lee
Gilbert Lee
Chief Financial Officer

23 Langdale Road, Wayne, New Jersey 07470, USA. 214-906-0065. GILBERTKL@gmail.com